Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 10, 2021, Leader Capital Holdings Corp.’s class of common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws, each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.3 is a part. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Nevada Revised Statutes for additional information.

Authorized and Outstanding Capital Stock

As of December 10, 2021, we had 800,000,000 authorized shares of capital stock, par value $0.0001 per share, of which 600,000,000 were shares of common stock and 200,000,000 were shares of “blank check” preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Our articles of incorporation, our bylaws and the Nevada Revised Statutes contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and Nevada Revised Statutes that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 200,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Filling Vacancies

Our bylaws establish that the board shall be authorized to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws and the Nevada Revised Statutes may make it difficult for our stockholders to remove one or more of our directors. The Nevada Revised Statutes provide that the entire board of directors, or any individual director, may be removed from office by the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Furthermore, our board has the authority to remove, with or without cause, any director or the entire board of directors.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws and articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Articles of Incorporation and Bylaws

Any adoption, alteration, amendment, change or repeal of the bylaws may be amended or repealed by the unanimous consent of the board. Any proposal to amend, alter, change or repeal any provision of our articles of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose.

Nevada Statutory Provisions

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law, which applies to any acquisition of a controlling interest in an “issuing corporation.” In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an “issuing corporation” (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an “acquiring person” (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror’s statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the “control shares” (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an “issuing corporation,” and (ii) dissenter’s rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

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We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder,” subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Dynamic Stock Transfer, Inc.

OTCQB Quotation

Our common stock is currently quoted on the OTCQB Venture Market under the symbol “LCHD.”

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